Exhibit 99.1

SHANGHAI, China and ATLANTA, Ga, May 23, 2008—/PRNewswire/ — Middle Kingdom Alliance Corp. (“the Company”) (OTC Bulletin Board: MKGD.OB, MKGDW.OB, MKGBB.OB, MKGBW.OB, MKGDU.OB, MKGBU.OB), today announced the that it has signed a letter of intent relating to a business combination. The target is a company with its principal operations in the Peoples Republic of China. The Company’s intent is to enter into a definitive agreement with the target company in June 2008 and to file the preliminary proxy shortly thereafter. Pursuant to the Company’s certificate of incorporation, execution of the letter of intent affords the Company a six-month extension for completion of the business combination, until December 13, 2008.

The consummation of the business combination is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that the proposed transaction will be consummated.

Safe Harbor Statement

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company or the ability of either company to satisfy the conditions to completion of the business combination. Readers are referred to Middle Kingdom Alliance Corp’s most recent periodic and other reports filed with the Securities and Exchange Commission.

For further information:

Middle Kingdom Alliance Corp.

David A. Rapaport, Secretary

404 257 9150